GOLDEN NUGGET, INC. ANNOUNCES RECEIPT OF REQUISITE CONSENTS AND PRICING OF TENDER OFFER FOR ITS
8.75% SENIOR SECURED NOTES DUE 2011

(Las Vegas, NV May 14, 2007) – Golden Nugget, Inc. announced today that, in connection with the previously announced cash tender offer and consent solicitation for its outstanding 8.75% Senior Secured Notes due 2011 (the “Notes”), Golden Nugget has received the requisite consents from holders of the Notes to amend the indenture. Golden Nugget also announced today that it has determined the consideration to be paid for the Notes in the tender offer.

As of 5:00 p.m., New York City time, on May 14, 2007 (the “Consent Payment Deadline”), tenders and consents had been received with respect to $149.5 million aggregate principal amount of the Notes (approximately 96.5% of the total outstanding principal amount). The consent of holders of at least a majority of the aggregate principal amount of the outstanding Notes was required to amend the indenture. Accordingly, Golden Nugget has executed a supplemental indenture with HSBC Bank USA, National Association, as Trustee, effectuating the proposed amendments to the Indenture, as described in the Offer to Purchase and Consent Solicitation Statement dated May 1, 2007. The Notes tendered may no longer be withdrawn and consents delivered may no longer be revoked.

The total consideration, excluding accrued and unpaid interest, for each $1,000 principal amount of Notes validly tendered (and not validly withdrawn) on or prior to the Consent Payment Deadline is $1,058.71, which includes a $30.00 consent payment. The total consideration was determined using a yield equal to a fixed spread of 50 basis points plus the bid side yield to maturity of the 4.25% U.S. Treasury Note due November 30, 2007, which yield was determined as of 2:00 p.m., New York City time, on May 14, 2007. Holders who validly tender their Notes will receive accrued and unpaid interest from the last interest payment date to, but not including, the payment date.

The tender offer is scheduled to expire at midnight, New York City time, on May 29, 2007, unless terminated or extended. The supplemental indenture will become operative on the payment date for the Notes.

Wachovia Securities is acting as exclusive dealer manager and solicitation agent for the tender offer and the consent solicitation. The information agent and tender agent for the tender offer is D.F. King & Co., Inc. Questions regarding the tender offer and consent solicitation may be directed to the Wachovia Securities Liability Management Group, telephone number 866-309-6316 (toll free) and 704-715-8341 (call collect). Requests for copies of the Offer to Purchase and Consent Solicitation Statement and related documents may be directed to D.F. King & Co., Inc., telephone number 800-758-5378 (toll free) and 212-269-5550 (call collect).

This announcement is not an offer to purchase, a solicitation of an offer to sell, or a solicitation of consents with respect to the Notes. The tender offer and consent solicitation are made solely by means of the Offer to Purchase and Consent Solicitation Statement and the related Consent and Letter of Transmittal.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created thereby. Stockholders are cautioned that all forward-looking statements are based largely on Golden Nugget’s expectations and involve risks and uncertainties, some of which cannot be predicted or are beyond Golden Nugget’s control. A statement containing a projection of revenues, income, earnings per share, capital expenditures, or future economic performance are just a few examples of forward-looking statements. Some factors that could realistically cause results to differ materially from those projected in the forward-looking statements include ineffective marketing or promotions, competition, weather, a weak economy, higher interest rates and gas prices, construction at the Golden Nugget properties, or Golden Nugget’s inability to continue its expansion strategy. Golden Nugget may not update or revise any forward-looking statements made in this press release.